Exhibit 4.1

FORM OF GUARANTEED DEBT SECURITY

THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (DTC), OR A NOMINEE OF DTC, WHICH MAY BE TREATED BY THE COMPANY, THE GUARANTOR, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

REGISTERED NO. [ ]	PRINCIPAL AMOUNT: $[ ]
CUSIP NO. 66989H BE7
ISIN NO. US66989HBE71

NOVARTIS CAPITAL CORPORATION

FLOATING RATE NOTES DUE 2029 (the “Security”)

FULLY AND UNCONDITIONALLY GUARANTEED BY

NOVARTIS AG

Novartis Capital Corporation, a corporation organized under the laws of the State of Delaware (hereinafter called the Company, which term shall include any successor entity under the Indenture), for value received, hereby promises to pay to Cede & Co., as nominee for DTC, or registered assigns, upon presentation, the principal sum of [ ] Dollars ($[ ]) (or such other amount set forth on the Schedule of Increases or Decreases in the Global Security attached hereto) on March 16, 2029 (the Maturity Date) and to pay interest thereon from March 18, 2026, quarterly in arrears on March 16, June 16, September 16 and December 16 in each year (each a Floating Rate Interest Payment Date), commencing on June 16, 2026. All terms used in this Global Security but not defined herein shall have the meanings assigned to them in the Indenture.

The interest so payable, and punctually paid or duly provided for on any Floating Rate Interest Payment Date will, as provided in the Indenture, be paid to the Holders of record as of the close of business on the date that is 15 calendar days prior to each Floating Rate Interest Payment Date (the “Record Date”). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date, and may either be paid to the Person in whose name this Security is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series at least 15 calendar days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the Principal of and interest on and any Additional Amounts (as defined below) in respect of this Global Security will be paid to DTC for the purpose of permitting DTC to credit the Principal and interest received by it in respect of this Global Security to the accounts of the beneficial owners thereof; provided, however, that if this Security is not a Global Security, payment of the Principal of, interest on and Additional Amounts, if any, in respect of this Security will be made at the office or agency of the Trustee in The City of New York, or elsewhere as provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, further, that at the option of the Company payment of interest may be made by (a) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (b) transfer to an account of the Person entitled thereto located inside the United States.

If a Floating Rate Interest Payment Date or an optional redemption date for tax reasons (as described on the reverse hereof)), would fall on a day that is not a Business Day (as defined below), then the Floating Rate Interest Payment Date or an optional redemption date for tax reasons will be postponed to the next succeeding Business Day, but no additional interest shall be paid unless the Company fails to make payment on such next succeeding Business Day (unless such next succeeding Business Day falls in the succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date will be the Business Day immediately preceding such March 16, June 16, September 16 or December 16, and interest on the Security will be paid on such immediately preceding Business Day). If the Maturity Date would fall on a day that is not a Business Day, then the Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day, but no additional interest shall be paid unless the Company fails to make payment on such next succeeding Business Day.

The “Initial Interest Period” means the period from and including March 18, 2026 to, but excluding, the first Floating Rate Interest Payment Date. Thereafter, each “Interest Period” means the period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final Interest Period for the Security will be the period from and including the Floating Rate Interest Payment Date immediately preceding the Maturity Date of the Security to, but excluding, the Maturity Date. Interest on the Security will be computed on the basis of a 360-day year and the actual number of days in the Observation Period.

The interest rate for the Initial Interest Period will be Compounded SOFR determined on June 14, 2026, plus 0.650%. Thereafter, the interest rate for any Interest Period will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day (as defined below) preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus a margin of 0.650%. In no event will the interest on the Securities be (i) higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application or (ii) lower than zero.

HSBC Bank USA, National Association, or its successor appointed by the Company, will act as calculation agent. The Company may change the calculation agent with respect to the Security at any time without notice to the Holders of the Security. The interest rate and amount of interest to be paid on the Security for each Interest Period will be determined by the calculation agent. All determinations made by the calculation agent shall, in the absence of willful misconduct or manifest error, be conclusive for all purposes and binding on the Company and the Holders of the Security.

The amount of interest accrued and payable on the Security for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Security multiplied by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in the Observation Period divided by 360. As used herein the following terms have the meanings assigned to them:

Business Day means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed and on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Zurich, Switzerland.

Additional provisions of this Security are set forth following the signature page hereof, which provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this 18th day of March 2026.

NOVARTIS CAPITAL CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one or all of the Securities of the series designated “Floating Rate Notes due 2029” pursuant to the within-mentioned Indenture.

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

GUARANTEE

OF

NOVARTIS AG

For value received, Novartis AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, having its principal executive offices at Lichtstrasse 35, CH-4056 Basel, Switzerland (the Guarantor, which term includes any Person as a successor Guarantor under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby fully and unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee on behalf of each such Holder the due and punctual payment of the Principal of, interest on and any Additional Amounts payable in respect of such Security and the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable, whether on the Maturity Date, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein. In case of the failure of Novartis Capital Corporation, a corporation organized under the laws of the State of Delaware (the Company, which term includes any successor Person under such Indenture), to punctually make any such payment of Principal, interest or Additional Amounts or any such sinking fund or analogous payment, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Maturity Date or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

The indebtedness evidenced by this Guarantee is ranked equally and pari passu with all other unsecured and unsubordinated indebtedness of the Guarantor.

The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or such Indenture, any failure to enforce the provisions of such Security or such Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of such Security or the Trustee or any other circumstance that may otherwise constitute a legal or equitable discharge of a guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the Principal of such Security, or increase the interest rate thereon, or alter the stated Maturity Date thereof, or increase the Principal of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to Article 7 of such Indenture. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under such Security and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the Principal of, interest on and Additional Amounts payable in respect of such Security. This Guarantee is a guarantee of payment and not of collection.

The Guarantor shall be subrogated to all rights of the Holder of such Security and the Trustee against the Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the Principal of, interest on and Additional Amounts payable in respect of all Securities of the same series issued under such Indenture shall have been paid in full.

No reference herein to such Indenture and no provision of such Indenture shall alter or impair the guarantees of the Guarantor, which are absolute and unconditional, of the due and punctual payment of the Principal of, interest on and Additional Amounts payable in respect of, and any sinking fund or analogous payments with respect to, the Security upon which this Guarantee is endorsed.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security shall have been manually executed by or on behalf of the Trustee under such Indenture.

All terms used in this Guarantee but not defined herein shall have the meanings assigned to them in such Indenture.

THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed this 18th day of March 2026.

NOVARTIS AG,
as the Guarantor

By:
Name:
Title:

By:
Name:
Title:

[REVERSE OF SECURITY]

This Security is one or all of a duly authorized issue of securities of the Company (herein called the Securities) issued and to be issued in one or more series under an Indenture, dated as of February 10, 2009 (herein called the Indenture), among the Company, Novartis Securities Investment Ltd. and Novartis Finance S.A., as issuers, Novartis AG, as guarantor (the Guarantor), and HSBC Bank USA, National Association, as trustee (herein called the Trustee, which term includes any successor trustee under the Indenture), to which Indenture and all Board Resolutions and Officer’s Certificates as provided therein, reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one or all of the series designated as the “Floating Rate Notes due 2029.”

This Security may not be redeemed prior to maturity except upon the occurrence of certain tax events described below.

“Compounded SOFR” means, with respect to any Interest Period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.753973% (or .09753973) being rounded down to 9.75397% (or .0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or .0975398))):

where:

“SOFR IndexStart” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period;

“SOFR IndexEnd” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date relating to such Interest Period (or in the final Interest Period, preceding the Maturity Date); and

“dc” is the actual number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).

For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)	the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 p.m., New York City time, on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Determination Time, then:

(i)	if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or

(ii)	if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Observation Period” means, in respect of each Interest Period, the period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date); provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Security to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.

“Secured Overnight Financing Rate” or “SOFR” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary, if the Company or the Company’s designee determine on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth herein will thereafter apply to all determinations of the rate of interest payable on the Security.

Neither the Trustee nor the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Compounded SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including , but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, the Trustee and the calculation agent shall be entitled to conclusively rely on any determinations made by the Company or the Company’s designee without independent investigation, and neither the Trustee nor the calculation agent will have any liability for actions taken at the Company’s direction in connection therewith.

Neither the Trustee nor the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Indenture or the Securities as a result of the unavailability of Compound SOFR, the SOFR index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the Indenture or the Securities supplement and reasonably required for the performance of such duties. Neither the Trustee nor calculation agent shall be responsible or liable for the Company’s actions or omissions, or for those of the Company’s designee, or for any failure or delay in the performance by the Company or the Company’s designee, nor shall the Trustee or calculation agent be under any obligation to oversee or monitor the Company’s performance or what of the Company’s designee.

SOFR Index Unavailable

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” shall mean, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.

Effect of a Benchmark Transition Event

If the Company or the Company’s designee determine on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Security in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, the Company or the Company’s designee will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time.

Any determination, decision or election that may be made by the Company or the Company’s designee pursuant to the Benchmark Replacement provisions described herein, including a determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1)	will be conclusive and binding absent manifest error;

(2)	if made by the Company, will be made in the Company’s sole discretion;

(3)	if made by the Company’s designee, will be made after consultation with the Company, and such designee will not make any such determination, decision or election to which the Company objects; and

(4)	notwithstanding anything to the contrary herein, the Securities or in the other documents relating to the Securities, including the Indenture, shall become effective without consent from the Holders of the Securities or any other party.

As used herein the following terms have the meanings assigned to them:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if the Company or the Company’s designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or the Company’s designee as of the Benchmark Replacement Date:

(1)	the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)	the sum of (a) the alternate rate of interest that has been selected by the Company or the Company’s designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated Securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or the Company’s designee as of the Benchmark Replacement Date:

(1)	the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or the Company’s designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated Securities at such time.

The Benchmark Replacement Adjustment shall not include the margin specified, and such margin shall be applied to the Benchmark replacement to determine the interest payable on the Security. “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Company or the Company’s designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or the Company’s designee decide that adoption of any portion of such market practice is not administratively feasible or if the Company or the Company’s designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or the Company’s designee determine is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then- current Benchmark (including any daily published component used in the calculation thereof):

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or the Company’s designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

In no event shall the Trustee or the calculation agent be responsible for the selection of the Benchmark Replacement, for determining any Benchmark Conforming Changes or for determining whether a Benchmark Transaction Event has occurred.

Notwithstanding Section 4.5 of the Indenture, payments made by the Company or the Guarantor under or with respect to the Securities will be free and clear of and without withholding or deduction for or on account of any and all present or future taxes, duties, assessments or governmental charges of any nature imposed, levied, collected, withheld or assessed by or on behalf of (i) the government of Switzerland or of any political subdivision of Switzerland or by any authority or agency therein or thereof having the power to tax, (ii) the government of the jurisdiction of organization of the Company or any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having the power to tax or (iii) the government of any jurisdiction from or through which a payment on the Securities or the guarantee is made or any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having power to tax (each of clauses (i), (ii) and (iii), a Relevant Taxing Jurisdiction), which are referred to herein collectively as Taxes, unless the Company is required to withhold or deduct Taxes by law. If the Company is required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the Securities, the Company will pay such additional amounts (Additional Amounts) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if the Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes: (1) imposed by the United States or by any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having the power to tax; (2) that would not have been imposed but for the existence of any present or former connection between such Holder or beneficial owner of the Securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and a Relevant Taxing Jurisdiction, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein; (3) that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges; (4) with respect to any withholding or deduction imposed on a payment in respect of a note where such withholding or deduction is required to be made pursuant to laws enacted by Switzerland pursuant to which a person other than the issuer or the guarantor, as the case may be, is required to withhold or deduct tax on any interest payments; (5) payable other than by withholding from payments of principal of or interest on or with respect to the Securities; (6) that would not have been imposed but for the failure of the applicable recipient of such payment, upon request, to make a declaration of non-residence or other similar claim for exemption to the relevant tax authority or comply with any certification, identification, information, documentation or other reporting requirement to the extent such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes; (7) that would not have been imposed but for the presentation of the Security (where presentation is required) for payment on a date more than 30 days after the date on which such payment first became due and payable or the date on which payment thereof was duly provided for, whichever occurred later; (8) to the extent the amount of Tax could have been reduced by presentation for payment of the relevant Securities to a paying agent other than the paying agent to which the presentation was made; or (9) any combination of the foregoing items; nor shall Additional Amounts be paid with respect to any payment of the principal of or interest on any note to any such Holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of the Security. Notwithstanding any other provisions contained herein, each of the Company, the Guarantor or any other person making payments on behalf of the Company shall be entitled to deduct and withhold, as required, and shall not be required to pay any Additional Amounts with respect to any such withholding or deduction imposed on or in respect of any note pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (FATCA), any current or future U.S. Treasury regulations or rulings promulgated thereunder, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any law, regulation or other official guidance enacted or published in any jurisdiction implementing FATCA or an intergovernmental agreement with respect thereto, or any agreement with the U.S. Internal Revenue Service under FATCA.

Notwithstanding Section 3.1 of the Indenture, the Company may redeem the Securities in whole (but not in part) at any time, on giving not less than 10 nor more than 60 days’ notice of such redemption, at a redemption price equal to the Principal plus accrued and unpaid interest, if any, to (but not including) the date fixed for redemption, if: (1) the Company determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of a Relevant Taxing Jurisdiction, or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the date hereof: (a) the Company or the Guarantor would be required to pay Additional Amounts with respect to the Securities on the next succeeding Floating Rate Interest Payment Date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company or the Guarantor; or (b) withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the Company directly from the Guarantor (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the Company or the Guarantor (or any affiliate); or (2) the Company determines, based upon an opinion of independent counsel selected by the Company that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, a Relevant Taxing Jurisdiction (whether or not such action was taken or brought with respect to the Guarantor or the Company, as the case may be), which action is taken or brought on or after the date hereof, there is a substantial probability that the circumstances described in clause (1) above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company or the Guarantor would be obligated to pay such Additional Amounts. The Company will also pay to each Holder, or make available for payment to each such Holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price, subject to the conditions described in the preceding paragraph.

The Indenture contains provisions for defeasance of (a) the entire indebtedness of this Security and (b) certain restrictive covenants and the related defaults and Events of Default (as described below) applicable to the Company and the Guarantor, in each case, upon compliance by the Company and the Guarantor with certain conditions set forth in the Indenture, which provisions apply to this Security.

Notwithstanding Section 7.1 of the Indenture, an Event of Default with respect to the Securities of this series means any one of the following events: (1) default in payment of the Principal (or premium, if any) of any Security of this series when due (including as a sinking fund installment), and the continuance of that default for more than two Business Days; (2) default in payment of interest on, or any Additional Amounts payable in respect of, any Securities of this series when due and payable, and the continuance of that default for 30 calendar days; (3) default in performing any other covenant in the Indenture with regard to any Security of this series for 90 calendar days after the receipt of written notice from the Trustee or from the Holders of 25% in principal amount of the Securities of this series; (4) an encumbrancer or a receiver or a person with similar functions appointed for execution (in Switzerland a Liquidator or Konkursverwalter) taking possession of the whole or any substantial part of the assets or undertaking of the Company or the Guarantor or a distress, execution or other process being levied or enforced upon or sued out against a substantial part of the property or assets of the Company or the Guarantor and not being paid, discharged, removed or stayed within 30 calendar days; (5) the Company or the Guarantor stopping payment or ceasing business (except in each case in circumstances previously approved by the holders of a majority in principal (or, if any Securities are Original Issue Discount Securities, such portion of the principal of such securities of such series as may then be accelerated pursuant to the terms of such securities) of the outstanding Securities of all series affected (all such series voting as one class)); (6) the Company becoming bankrupt or insolvent or entering into a provisional or definitive moratorium or making a general assignment for the benefit of its creditors; (7) the Guarantor becoming bankrupt or insolvent (or being obliged to notify the court of its financial situation in accordance with Article 725b of the Swiss Code of Obligations) or entering into a provisional or definitive moratorium (provisorische or definitive Nachlassstundung) or making a general arrangement with its creditors (Nachlassvertrag); (8) an order being made or effective resolution passed for the winding-up or dissolution of the Company or the Guarantor except (a) a winding-up or dissolution, the terms of such winding-up or dissolution having previously been approved by the holders of a majority in principal (or, if any Securities are Original Issue Discount Securities, such portion of the principal of the securities of the relevant series as may then be accelerated pursuant to the terms of such securities) of the outstanding securities of all series affected (all such series voting as one class) or (ii) a winding-up or dissolution in connection with any consolidation, merger, sale, lease or conveyance in accordance with the provisions described under Section 5 of the Indenture; or (9) if the Guarantee with respect to the Securities of this series ceases to be, or is claimed by the Guarantor not to be, in full force and effect.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the holders of not less than 25% in principal amount of the securities of all such affected series at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee and offered the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request and, for 60 calendar days after receipt of such notice, request and offer of indemnity, the Trustee shall have failed to institute any such proceeding, and, during such 60-calendar-day period, the Trustee shall not have received from the Holders of a majority in principal amount of the Securities of this series at the time outstanding a direction inconsistent with such request. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in principal amount of the outstanding Securities affected by such amendment. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company or the Guarantor, or both, with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Company may, from time to time, without the consent of the Holders of the Securities, increase the principal amount of the Securities by issuing additional Securities in the future on the same terms and conditions as the Securities in all respects, except for any differences in the issue date, issue price and first payment of interest thereon, and with the same CUSIP number as the Securities. The Securities and any additional Securities shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture. The Company will not issue any additional Securities unless such additional Securities are fungible with the Securities for U.S. federal income tax purposes.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place of payment where the Principal and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Guarantor and the Trustee for the Securities duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denomination and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Guarantor, the Trustee, or any such agent shall be affected by notice to the contrary.

The obligations of the Company and the Guarantor under the Indenture and this Security and all documents delivered in the name of the Company or the Guarantor, as the case may be, in connection herewith and therewith do not and shall not constitute personal obligations of the directors, officers, employees, agents or shareholders of the Company or the Guarantor or any of them, and shall not involve any claim against or personal liability on the part of any of them, and all persons including the Trustee shall look solely to the assets of the Company and the Guarantor for the payment of any claim thereunder or for the performance thereof and shall not seek recourse against such directors, officers, employees, agents or shareholders of the Company or the Guarantor or any of them or any of their personal assets for such satisfaction. The performance of the obligations of the Company and the Guarantor under the Indenture and this Security and all documents delivered in the name of the Company or the Guarantor, as the case may be, in connection therewith shall not be deemed a waiver of any rights or powers of the Company or the Guarantor or their respective directors or shareholders under the Company’s or the Guarantor’s respective Articles of Incorporation.

All terms used in this Security but not defined herein shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THE SECURITIES, INCLUDING THIS SECURITY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Securities, and reliance may be placed only on the other identification numbers printed hereon.

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL SECURITY

The initial outstanding principal amount of this Global Security is $__________. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Security	Amount of increases in Principal Amount of this Global Security	Principal amount of this Global Security following such decreases or increases	Signature of authorized signatory of Trustee

ASSIGNMENT AND TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby
sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address, including Zip Code, of Assignee)

the within Security of Novartis Capital Corporation and

hereby does irrevocably constitute and appoint

attorney to transfer said Security on the books kept for the registration thereof with full power of substitution in the premises

Dated:

Signature

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed:

NOTICE: Signature(s) must be guaranteed by an “eligible guarantor institution” that is a member or participant in a “signature guarantee program” (e.g., the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Program).